NEW RELEASE

R&B, Inc.
                                                Corporate Headquarters:
                                                R&B, Inc.
                                                3400 East Walnut Street
                                                Colmar, Pennsylvania 18915
                                                Fax: (215) 997-8577

For Further Information Contact:                Visit our Home Page:
Mathias J. Barton, CFO                          www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com



R&B, Inc. Reports Sales and Earnings for the First Quarter Ended April 1, 2006; Announces proposed name change to Dorman Products, Inc.

         Colmar, Pennsylvania (May 4, 2006) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the first quarter ended April 1, 2006.

         Sales increased 13% to $68.9 million from $61.2 million in the same period last year. Net income in the first quarter of 2006 was $3.42 million compared to net income of $3.45 million in the same period last year. Diluted earnings per share for both the first quarter of 2006 and the first quarter of 2005 was $0.19.

         Revenue growth was primarily the result of increased sales from products introduced in the past two years. Gross profit margins declined as a result of a continued mix shift to lower margin automotive hard parts, higher customer returns and allowances and a $0.5 million increase in the Company's provision for excess and obsolete inventory in 2006.

         Effective January 1, 2006, the Company adopted SFAS No. 123R, "Accounting for Stock-Based Compensation," and related interpretations and began expensing the grant date fair value of employee stock options. Prior to January 1, 2006, the Company applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options in the prior year. The Company adopted SFAS No. 123R using the modified prospective transition method and therefore has not restated prior periods. The estimated impact of adopting SFAS No. 123R in 2006, is expected to reduce diluted earnings per share for the year by approximately $0.02.

         Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Sales growth in the first quarter was the result of our continued success on the new product front. Earnings, however, were below expectation. In addition to a gross margin shortfall, we have not yet fully leveraged our recent investments in systems, sales and new product development. We remain confident that these investments will contribute to our long term goal of double digit growth in sales and earnings."

         The Company also announced that, subject to shareholder approval, it intends to change its name and trading symbol to Dorman Products, Inc. and DORM, respectively. In November 2005, the Company launched its DORMAN(R) NEW SINCE 1918(TM) marketing campaign and repositioned its brands under a single corporate umbrella - DORMAN. The Company's products are now sold under one of the seven DORMAN sub-brands. The change from R&B, Inc. to Dorman Products, Inc. will present a sharper image of the Company and strengthen its corporate identity by connecting it directly to the Company's strongest brand. If approved by the shareholders, the changes will be effective shortly after the next Annual Shareholders Meeting scheduled for May 24, 2006.

         R&B Inc., is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman automotive parts and hardware are marketed under the OE Solutions(TM), HELP!(R), AutoGrade(TM), First Stop(TM), Conduct-Tite(R), Pik-A-Nut(R) and Scan-Tech(R) brand names.



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         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Item1A - Risk Factors."



                           R&B, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                 13 Weeks              13 Weeks
First Quarter (unaudited)     4/01/06   Pct.       3/26/05      Pct.
Net sales                   $ 68,865   100.0     $ 61,231      100.0
Cost of goods sold            44,176    64.1       38,538       62.9
Gross profit                  24,689    35.9       22,693       37.1
Selling, general and
 administrative expenses      18,659    27.1       16,623       27.2
Income from operations         6,030     8.8        6,070        9.9
Interest expense, net            590     0.9          607        1.0
Income before income taxes     5,440     7.9        5,463        8.9
Provision for income taxes     2,020     2.9        2,009        3.3
Net income                   $ 3,420     5.0      $ 3,454        5.6
Earnings per share
     Basic                   $  0.19       -      $  0.19          -
     Diluted                 $  0.19       -      $  0.19          -
Average shares outstanding
     Basic                    17,744       -       17,885          -
     Diluted                  18,158       -       18,449          -



                           R&B, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                     4/01/06                 12/31/05
Assets:                            (unaudited)
Cash and cash equivalents           $  2,507                $  2,944
Accounts receivable                   62,547                  64,778
Inventories                           78,559                  75,535
Deferred income taxes                  9,738                   9,560
Prepaid expenses                       1,447                   1,545
Total current assets                 154,798                 154,362
Property & equipment                  27,358                  27,473
Goodwill                              29,676                  29,617
Other assets                             806                     704
Total assets                        $212,638                $212,156

Liability & Shareholders' Equity:
Current portion of long-term debt   $  8,571                $  8,571
Accounts payable                      14,136                  14,739
Accrued expenses and other            12,690                  15,240
Total current liabilities             35,397                  38,550
Long-term debt and other              27,759                  27,869
Deferred income taxes                  7,266                   7,195
Shareholders' equity                 142,216                 138,542
Total Liabilities and Equity        $212,638                $212,156


Selected Cash Flow Information:
(in thousands)                       Quarter Ended(unaudited)
                                       4/01/06     3/26/05
Depreciation and
amortization                           $ 1,622      $1,326
Capital Expenditures                   $ 1,502      $2,160
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